EXHIBIT 99.1

Orange 21 Reports Fourth Quarter and Fiscal Year 2005 Financial Results and Announces New VP of Marketing

CARLSBAD, Calif.—(BUSINESS WIRE)—April 10, 2006—Orange 21 Inc. (Nasdaq:ORNG), a leading developer of premium eyewear products for the action sport and youth lifestyle markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

The Company’s net sales for the fourth quarter of 2005 decreased 7.1% to $8.9 million compared to $9.5 million in the fourth quarter of 2004. The Company reported a net loss for the fourth quarter of 2005 of approximately $1.8 million, or $0.22 per diluted share on approximately 8.0 million weighted average shares outstanding, compared to net income of approximately $722,000, or $0.13 per diluted share on 5.8 million weighted average shares outstanding in the same period a year ago.

For the full year of 2005, net sales were $38.6 million, a 14.9% increase over 2004. The Company reported a net loss for the year of $1.7 million, or $0.21 per diluted share on approximately 8.0 million weighted average shares outstanding. This compares to net income of approximately $807,000, or $0.16 per diluted share on approximately 5.0 million weighted average shares outstanding a year ago.

Cash, cash equivalents and short term investments at December 31, 2005 totaled approximately $8.1 million compared to $11.5 million at December 31, 2004.

“Our first year as a public company was a challenging one. As we have previously discussed, we experienced substantial delays in product deliveries, as well as other operational issues during the fourth quarter that impacted our business. In addition, the transition of our Australian distributor and changes in our Asian dealer network also had a substantial impact on the fourth quarter. Results also reflect the late deployment of point of purchase displays, lower revenues from the E Eyewear product line, the impact of the Euro on our product purchases and additional inventory reserves taken for slow moving and obsolete inventory.

“Our Spy Optic(TM) brand continued to show strong growth and increased brand recognition; however, our financial results were below our expectations. While we were disappointed with our results in Australia and Asia, on the positive side we continue to see increased awareness and acceptance on a global basis, and achieved approximately 15% net sales growth for the year. Regional growth in the U.S. was 18%, Canada was 24% and Europe was 37%,” said Barry Buchholtz, Chief Executive Officer.

Mr. Buchholtz continued, “As we enter 2006, we continue to refine our business model. We have many strengths, including our strong brand, innovative products and a dedicated team. And we will continue to implement new initiatives to streamline our operations to return to long-term profitability. The new initiatives include substantial improvements in our operations and manufacturing capabilities, including consolidating warehouse and manufacturing facilities, strengthening IT infrastructure, reducing SKU count and reorganizing the Company’s international distribution strategy in Asia and Australia. We are determined to improve our performance so Orange can continue its growth and return the Company to profitability.”

2006 Outlook

The Company forecasts 2006 annual net sales in the range of $46-$48 million and a net loss of $0.15-$0.20 per fully diluted share.

Separately, Orange announced today that it appointed Fran Richards as Vice President of Marketing. Mr. Richards joins the Company with over 20 years of action sports and youth culture marketing experience. Prior to joining Orange 21, Mr. Richards was Group Publisher of Future USA’s action sports media group, a division of Future PLC, a publisher of video game and music enthusiast magazines. Previously, he was President of Modern World LLC, a youth marketing firm whose clients included Universal Music Group’s Island Records, Warner Strategic

Marketing, ski resort operator Intrawest and NBC’s Gravity Games. Additionally, he spent close to 15 years as a marketing executive at Transworld Media, a large action sports media company.

Barry Buchholtz commented, “We are extremely pleased that Fran has joined our team to spearhead our marketing initiatives. Fran’s extensive experience, particularly his expertise in the action sports and youth lifestyle markets, will be a tremendous benefit to Orange. With his leadership, and the team we have in place, we expect to continue to build on our already successful brands.”

Investor Conference Call

As previously announced, Orange 21’s quarterly earnings conference call is scheduled to begin today, Monday, April 10, 2006 at 5 a.m., Pacific Time. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.orangetwentyone.com. Alternatively, investors may listen in by telephone to the conference call by dialing 800-819-9193 (international callers can dial 913-981-4911). A replay will be available beginning at 8 a.m. PT by calling 888-203-1112, passcode: 4873785 (international callers can dial 719-457-0820 and use the same passcode). For those who are not available to listen to the live broadcast, the call will be archived.

About Orange 21 Inc.

Orange 21 is a leading developer of premium eyewear products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic(TM), manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle market.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements and forecasts about Orange 21 and its business. Forward-looking statements in this press release include statements, among others, pertaining to management’s estimates of net sales and profitability for 2006, improvements in the company’s Australian distributorship arrangements, long-term profitability, statements regarding expected improvements in efficiency and other similar statements. Generally, you can identify these forward-looking statements by use of words such as “expect,” “intend,” “forecast,” “estimate,” “believe” and other similar words and phrases. Because forecasts are inherently estimates that cannot be made with precision, Orange 21’s performance may at times differ from its estimates and targets. All forward-looking statements in this press release reflect Orange 21’s current analysis of existing trends and information and represent Orange 21’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Orange 21’s business, including but not limited to, uncertainties associated with Orange 21’s ability to maintain a sufficient supply of products and to successfully manufacture its products; integration of the LEM acquisition; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for its products; matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates; and other factors described in Orange 21’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Therefore, the reader is cautioned not to rely on these forward-looking statements. Orange 21 disclaims any intent or obligation to update these forward-looking statements.

Orange 21 Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2004	2005
Assets
Current assets
Cash and cash equivalents	$11,476,828	$2,668,636
Short-term investments	—	5,477,728
Accounts receivable — net	8,244,910	9,142,264
Inventories	11,814,846	11,206,232
Prepaid expenses and other current assets	1,073,181	1,563,007
Income taxes receivable	—	239,046
Deferred income taxes	1,074,000	1,512,584

Total current assets	33,683,765	31,809,497
Property and equipment — net	3,687,907	4,636,305
Intangible assets, net of accumulated amortization of $318,332 and $395,760 at December 31, 2004 and 2005, respectively	152,543	483,854
Deferred income taxes	—	126,000
Other long-term assets	—	1,201,025

Total assets	$37,524,215	$38,256,681

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of notes payable	$125,000	$—
Current portion of capitalized leases	37,370	19,575
Accounts payable	2,243,955	1,643,427
Accrued expenses and other liabilities	2,433,371	2,349,946
Income taxes payable	443,619	—

Total current liabilities	5,283,315	4,012,948
Notes payable, less current portion	166,667	—
Capitalized leases, less current portion	31,369	12,588
Deferred income taxes	143,000	—

Total liabilities	5,624,351	4,025,536
Commitments and contingencies Stockholders’ equity
Preferred stock; par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock; par value $0.0001; 100,000,000 shares authorized; 7,491,218 and 8,084,314 shares issued and outstanding at December 31, 2004 and 2005, respectively	747	806
Additional paid-in capital	31,655,426	36,099,820
Accumulated other comprehensive income	437,673	32,497
Accumulated deficit	(193,982)	(1,901,978)

Total stockholders’ equity	31,899,864	34,231,145

Total liabilities and stockholders’ equity	$37,524,215	$38,256,681

Orange 21 Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months ended December 31		Year ended December 31,
	2004	2005	2004	2005
Net sales	$9,535,118	$8,860,426	$33,563,443	$38,568,382
Cost of sales	4,600,213	5,190,091	15,530,588	19,684,792

Gross Profit	4,934,905	3,670,335	18,032,855	18,883,590

Operating expenses:
Sales and marketing	2,515,679	3,478,027	10,391,611	12,859,130
General and administrative	1,321,491	2,050,008	4,563,612	6,273,157
Shipping and warehousing	320,085	520,778	990,398	1,445,286
Research and development	227,922	197,652	511,601	672,670

Total operating expenses	4,385,177	6,246,465	16,457,222	21,250,243

Income (loss) from operations	549,728	(2,576,130)	1,575,633	(2,366,653)
Other income (expense)
Interest (expense) income — net	(73,234)	75,900	(398,164)	311,945
Foreign currency transaction gain	431,073	52,108	528,243	118,453
Other income (expense) — net	(13,410)	78	35,162	(7,839)

Total other income (expense)	344,429	128,086	165,241	422,559

Income (loss) before income taxes	894,157	(2,448,044)	1,740,874	(1,944,094)
Income tax provision (benefit)	172,169	(680,549)	933,570	(236,098)

Net income (loss)	$721,988	$(1,767,495)	$807,304	$(1,707,996)

Net earnings (loss) per common share
Basic	$0.13	$(0.22)	$0.17	$(0.21)

Diluted	$0.13	$(0.22)	$0.16	$(0.21)

Weighted average common shares outstanding
Basic	5,424,587	8,040,043	4,643,320	8,017,479

Diluted	5,754,519	8,040,043	4,973,252	8,017,479

CONTACT:

Orange 21 Inc.

Michael Brower, 760-804-8420

www.orangetwentyone.com

or

Integrated Corporate Relations (Investor Relations)

Andrew Greenebaum / Allyson Pooley, 310-395-2215

agreenebaum@icrinc.com / apooley@icrinc.com

SOURCE:	Orange 21 Inc.